EXHIBIT 99.b.1.ii

THE UBS FUNDS

CERTIFICATE OF VICE PRESIDENT AND ASSISTANT SECRETARY

I, Tammie Lee, Vice President and Assistant Secretary of The UBS Funds (“Trust”), hereby certify that the Board of Trustees (“Board”) of the Trust duly adopted the following resolutions at a Board meeting held on March 6, 2008 and that by adopting such resolutions amended the By-Laws of the Trust dated August 9, 1993 in accordance with Article IX of the By-Laws and Article IV, Section 3 of the Amended and Restated Agreement and Declaration of Trust of the Trust dated September 28, 2004 (the “TUF Declaration”):

“RESOLVED,                      that pursuant to Article IX of the By-Laws and Article IV, Section 3 of the TUF Declaration, the following amendments to the By-Laws of the Fund, as described at this Meeting, be, and they hereby are approved:

1.  The first sentence of Article II, Section 4 of the By-Laws is hereby replaced in its entirety by the following:

‘Not less than ten, nor more than 120 days before the date of every Annual or Special Shareholders Meeting, the Secretary shall cause to be given to each shareholder entitled to vote at such meeting at his (her) address (as it appears on the records of the Trust at the time notice is given) notice stating the time and place of the meeting, and in the case of a Special Meeting of Shareholders, shall be limited to the purposes stated in the notice.’

2.  Article II, Section 5 of the By-Laws is hereby replaced in its entirety by the following:

‘Subject to the provisions of the Declaration of Trust, the Board of Trustees may fix in advance a date not more than one hundred twenty, nor less than ten days, prior to the date of any annual or special meeting of the shareholders as a record date for the determination of the shareholders entitled to receive notice of, and to vote at any meeting and adjournment thereof; and in such case such shareholders and only such shareholders as shall be shareholders of record on the date so fixed shall be entitled to receive notice of and to vote at such meeting and any adjournment thereof as the case may be, notwithstanding any transfer of any stock on the books of the Trust after any such record date fixed as aforesaid.’

3.  The last sentence of Article II, Section 4 is hereby replaced in its entirety by the following:

‘When any shareholders’ meeting is adjourned to another time or place, written notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken, unless after the adjournment, a new record date is fixed for the adjourned meeting, or unless the adjournment is for more than sixty (60) days after the date of the original meeting, in which case, the Board of Trustees shall set a new record date as provided in Article V, Section 5 of the Trust’s Declaration of Trust and Article II, Section 5 of the By-Laws and give written notice to each Shareholder of record entitled to vote at the adjourned meeting in accordance with the provisions of Article V, Section 2 of the Trust’s Declaration of Trust and Article II, Section 4 of the By-Laws.  At any adjourned meeting, any business may be transacted that might have been transacted at the original meeting.’”

IN WITNESS WHEREOF, the undersigned has caused this certificate to be signed on this 23rd day of April, 2008.

/s/ Tammie Lee
Tammie Lee, Vice President
and Assistant Secretary
The UBS Funds

ATTEST:

/s/ Eric Sanders
Eric Sanders, Vice President and
Assistant Secretary
The UBS Funds